NEWS RELEASE

Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA 15212-5851
Phone: (412) 442-8200

September 14, 2020	Contact:	Steven F. Nicola
Chief Financial Officer and Secretary

MATTHEWS INTERNATIONAL CORPORATION ANNOUNCES NEW DIRECTOR

PITTSBURGH, PA, September 14, 2020 - Matthews International Corporation (NASDAQ GSM: MATW) today announced the appointment of Lillian Etzkorn to the Company’s Board of Directors effective October 1, 2020. Ms. Etzkorn currently serves as Senior Vice President and Chief Financial Officer for Shiloh Industries, Inc., an environmentally focused global supplier of lightweighting, noise and vibration solutions to the automotive, commercial and other industrial markets. Ms. Etzkorn previously served as Chief Financial Officer for CPI Card Group, and in multiple senior leadership roles in treasury and investor relations for Dana Inc. (2011-2017) and Ford Motor Company (1990-2009). With Ford, Ms. Etzkorn served in various financial roles for 19 years, including controller for Ford’s truck, SUV and commercial vehicle product lines.

Ms. Etzkorn’s strong leadership skills and financial acumen will be important assets to Matthews. She holds a BA in Business Administration and Marketing from Eastern Michigan University and an MBA from the University of Michigan. Ms. Etzkorn is initially expected to serve on the Audit Committee of Matthews’ Board of Directors.

About Matthews International Corporation

Matthews International Corporation is a global provider of brand solutions, memorialization products and industrial technologies. The SGK Brand Solutions segment is a leader in providing brand development, deployment and delivery services that help build our clients’ brands and consumers’ desire for them. The Memorialization segment is a leading provider of memorialization products, including memorials, caskets and cremation and incineration equipment, primarily to cemetery and funeral home customers that help families move from grief to remembrance. The Industrial Technologies segment designs, manufactures and distributes marking, coding and industrial automation technologies and solutions. The Company has approximately 11,000 employees in more than 25 countries on six continents that are committed to delivering the highest quality products and services.

###